UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 28, 2026

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 William Penn Place
Suite 3300
Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 248-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Capital Stock, par value $1.25 per share	KMT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Item 1.01.	Entry into Material Definitive Agreement.

On May 28, 2026, Kennametal Inc. (the “Company”) and Kennametal Europe GmbH, a Swiss limited liability company and wholly-owned foreign subsidiary of the Company (“Kennametal Europe”), entered into a First Amendment to Seventh Amended and Restated Credit Agreement and Commitment Increase Amendment (the “First Amendment”) with the several banks and other financial institutions or entities from time to time parties thereto (the “Revolving Lenders”), Bank of America, N.A., London Branch, as euro swingline lender, PNC Bank, National Association, BNP Paribas and U.S. Bank National Association, as co-syndication agents, Citizens Bank, N.A., as documentation agent, and Bank of America, N.A., as administrative agent. The First Amendment amends the Company’s Seventh Amended and Restated Credit Agreement, dated as of November 17, 2025 (as amended by the First Amendment, the “Revolving Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein have the meaning ascribed to them in the Revolving Credit Agreement or the Term Loan Credit Agreement (as defined below), as applicable. Copies of the First Amendment and the Term Loan Credit Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Also on May 28, 2026, the Company entered into a $500,000,000 Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with the several banks and other financial institutions or entities from time to time parties thereto (the “Term Loan Lenders”), PNC Bank, National Association and U.S. Bank National Association, as co-syndication agents, and Bank of America, N.A., as administrative agent.

In addition to the Revolving Credit Agreement and the Term Loan Credit Agreement, the Company and certain of its subsidiaries have and in the future may from time to time engage in ordinary course banking and financial activities with some of the lenders party to the Revolving Credit Agreement and the Term Loan Credit Agreement (or their affiliates) and pay fees to such persons. Similarly, as described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2025, the Company and certain of its subsidiaries have in the past entered and in the future may from time to time enter into foreign currency and interest rate hedging arrangements with counterparties. Existing counterparties include and future counterparties may include one or more of the lenders party to the Revolving Credit Agreement and the Term Loan Credit Agreement (or their affiliates).

Revolving Credit Agreement

Pursuant to the First Amendment, the Total Commitments under the Revolving Credit Agreement were increased by $200,000,000, from $650,000,000 to $850,000,000. In connection with the Commitment Increase, certain existing lenders increased their respective commitments, and First National Bank of Pennsylvania was added as a new lender under the Revolving Credit Agreement.

The Revolving Credit Agreement continues to contain a revolving loan feature that permits the Company to borrow and repay, and reborrow and repay, certain Dollar Revolving Loans (including Term SOFR Loans and ABR Loans) and/or Multicurrency Loans (based in euros, British Pounds Sterling, Canadian dollars and Japanese yen, and subject to multicurrency borrowing limitations based on such loans’ respective U.S. Dollar equivalents) at the Company’s option. The Revolving Credit Agreement also permits the Company to borrow in the form of swingline loans (comparatively short-term cash borrowings, denominated in U.S. dollars or euros), as well as to obtain Letters of Credit (including standby or trade letters of credit, bank guaranties or other similar forms of credit).

The $850,000,000 borrowing capacity under the Revolving Credit Agreement has sublimits as follows: $50 million in Letters of Credit, $100 million for Swingline Loans ($75 million sublimit for the Company and $25 million sublimit for Kennametal Europe), and $300 million for multicurrency borrowings. The sublimit for loans to foreign borrowers is set at $250 million. Further, after giving effect to the First Amendment, the borrowing capacity under the Revolving Credit Agreement may be increased by an aggregate amount not to exceed $100 million at the Company’s request if the existing lenders agree to increase their commitments or if the Company adds additional lenders. All borrowings may be prepaid without penalty by the Company under certain circumstances, and all outstanding principal and accrued but unpaid interest must be repaid not later than the Termination Date of November 17, 2030, or any earlier acceleration of such maturity pursuant to the terms thereof following the occurrence of an event of default or in compliance with the applicable repayment or termination provisions of each borrowing feature provided for in the Revolving Credit Agreement.

The Revolving Credit Agreement also contains various affirmative and negative covenants, among other terms and conditions, including a financial covenant that requires that the Company maintain on a rolling four quarter basis a maximum Consolidated Leverage Ratio of not more than 3.75:1, with temporary adjustments to this requirement in certain circumstances in connection with up to two qualified acquisitions, and covenants regarding the incurrence of indebtedness, liens, fundamental changes, transactions with affiliates, clauses restricting subsidiary distributions, off-balance sheet financings, disposition of property, acquisitions and investments, sanctions and anti-corruption laws, delivery of financial information, maintenance of properties, continuation of business and notices.

In connection with the Revolving Credit Agreement, the Company has agreed to pay specified facilities fees, which will vary on a percentage basis determined in accordance with a Pricing Grid set forth in the Revolving Credit Agreement depending on the Company’s then applicable Debt Rating, and fees related to standby and trade letters of credit, in addition to interest accruing on borrowings. Under the Revolving Credit Agreement, borrowings will bear interest at rates based on Term SOFR, the Foreign Currency Daily Rate, the Foreign Currency Term Rate, or the ABR, in each case plus applicable margins as set forth in the Pricing Grid. Swingline Loans and Euro Swingline Loans will bear interest at rates set forth in the Revolving Credit Agreement.

Term Loan Credit Agreement

The Term Loan Credit Agreement provides for an unsecured delayed draw term loan facility in an aggregate principal amount of $500,000,000. The Term Loans may be drawn in up to three (3) draws during the Commitment Period, which ends on the earliest of (a) the date of termination of the Commitments, (b) the date of termination of the commitment of each Lender to make Term Loans pursuant to the events of default provision, (c) the date of the third Borrowing of the Term Loans, (d) the date on which the entire amount of the Total Commitments have been advanced and (e) September 30, 2026. Amounts borrowed under the Term Loan Credit Agreement and repaid or prepaid may not be reborrowed.

The Term Loans will mature on the date that is three (3) years after the date of the initial Borrowing of Term Loans. All outstanding Term Loans may be prepaid without penalty by the Company at any time under certain circumstances. Under the Term Loan Credit Agreement, borrowings will bear interest at rates based on Term SOFR or the ABR, in each case plus applicable margins as set forth in the Pricing Grid. The Company has also agreed to pay a ticking fee on the actual daily amount of the unutilized Commitments of the Term Loan Lenders for the period from and including the date that is sixty (60) days after the Closing Date to the last day of the Commitment Period.

The Term Loan Credit Agreement also provides that the Company may request the institution of one or more incremental term loan facilities in an aggregate principal amount not to exceed $100,000,000, subject to certain conditions.

The Term Loan Credit Agreement contains various affirmative and negative covenants substantially similar to those contained in the Revolving Credit Agreement, including a financial covenant that requires that the Company maintain on a rolling four quarter basis a maximum Consolidated Leverage Ratio of not more than 3.75:1, with temporary adjustments to this requirement in certain circumstances in connection with up to two qualified acquisitions, and covenants regarding the incurrence of indebtedness, liens, fundamental changes, transactions with affiliates, clauses restricting subsidiary distributions, off-balance sheet financings, disposition of property, acquisitions and investments, sanctions and anti-corruption laws, delivery of financial information, maintenance of properties, continuation of business and notices.

The Company’s significant domestic subsidiary has, pursuant to each of the Revolving Credit Agreement and the Term Loan Credit Agreement, entered into guarantee agreements for the benefit of the respective lenders, pursuant to which such guarantor-subsidiary has irrevocably guaranteed the payment and performance of the Company’s obligations under each such agreement. The Company and this subsidiary have also guaranteed the payment and performance of the foreign borrower(s) under the Revolving Credit Agreement.

Each of the Revolving Credit Agreement and the Term Loan Credit Agreement also contains customary events of default, including failure to pay principal, interest and other amounts due thereunder, defaults on other indebtedness of the Company and certain subsidiaries thereof, which indebtedness exceeds $100 million in the aggregate, any subsidiary guarantee (discussed above) ceasing to be effective (subject to certain exclusions), breaches of representations and warranties, change of control events, certain events with respect to pension plans, bankruptcy, the entry of unstayed judgments in excess of $100 million in the aggregate and breaches of covenants. Upon the occurrence of an event of default, under certain circumstances, the obligations of the Company under the applicable agreement may become due and payable immediately either automatically or following an action taken by the Administrative Agent at the direction, or with the consent, of the majority Lenders.

The foregoing description of the First Amendment, the Revolving Credit Agreement, the Term Loan Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such agreements, in the case of the First Amendment and the Term Loan Credit Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Each of the First Amendment and the Term Loan Credit Agreement is being filed herewith solely to provide investors and security holders with information regarding their respective terms. They are not intended to be a source of financial, business or operational information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in such agreements are made solely for purposes of such agreements and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of such agreements, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of such agreements, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 with respect to the First Amendment, the Revolving Credit Agreement and the Term Loan Credit Agreement is hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Seventh Amended and Restated Credit Agreement and Commitment Increase Amendment, dated as of May 28, 2026, among Kennametal Inc. and Kennametal Europe GmbH (the “Borrowers”), the increase lenders, the other lenders and the issuing lenders party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, and Bank of America, N.A., as administrative agent.*

10.2	Term Loan Credit Agreement, dated as of May 28, 2026, among Kennametal Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), PNC Bank, National Association and U.S. Bank National Association, as co-syndication agents, and Bank of America, N.A., as administrative agent.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: June 2, 2026	By:	/s/ Michelle R. Keating
Michelle R. Keating
Vice President, Secretary and General Counsel